Exhibit 4.2

DATED:	17 JUNE 2022

LUMIRADX LIMITED

AND

BIOPHARMA CREDIT PLC

AND

BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP

DEED OF AMENDMENT

of a Warrant Instrument dated 28 September 2021

THIS DEED OF AMENDMENT (“DEED”) is executed on 17 June 2022 by LumiraDx Limited (company number 314391), a company incorporated in the Cayman Islands, whose registered office is at Ocorian Trust (Cayman) Limited, PO Box 1350, Windward 3, Regatta Office Park, Grand Cayman KY1-1108, Cayman Islands (the “Company”), BioPharma Credit PLC, a public limited company incorporated under the laws of England and Wales with company number 10443190 (“BioPharma Credit”) and BioPharma Credit Investments V (Master) LP, a Cayman Islands exempted limited partnership acting by its general partner, BioPharma Credit Investments V GP LLC (“BioPharma Credit Investments V and, together with BioPharma Credit, the “Warrantholders”).

WHEREAS

(A)

The Company and the Trustee are the Warrantholders are party to warrant instrument dated 28 September (the “Warrant Instrument”), pursuant to which the Company has issued certain Warrants to subscribe for Common Shares to the Warrantholders in accordance with the terms of the loan agreement dated 23 March 2021 between, inter alia, the Company and the Warrantholders (as amended from time to time, the “Loan Agreement”).

(B)

In connection with a further amendment to the Loan Agreement to be entered into on or around the date of this deed, the parties hereto have agreed to amend the terms of the Warrant Instrument in the manner set out in this Deed.

AGREED TERMS

1.	Definitions and interpretation

Words and expressions defined in the Warrant Instrument have the same meanings when used in this Deed unless otherwise expressly provided. Words and expressions defined in the Loan Agreement have the same meanings when used in this Deed unless otherwise expressly provided.

2.	AMENDMENT

2.1	On and with effect from the earlier to occur of (i) the date of completion of a Qualifying Financing and (ii) 31 December 2022:

2.1.1	the Warrant Instrument will be amended by deleting in its entirety the definition of “Subscription Price” in clause 1.1 of the Warrant Instrument and replacing it as follows:

““Subscription Price” means a subscription price per Warrant Share equal to either: (a) if a Qualifying Financing has been completed on or prior to 31 December 2022, the lower of (x) the Qualifying Financing Offer Price and (y) a price which is equal to the simple average of the Daily VWAP for the ten (10) Nasdaq trading days ending on the Nasdaq trading day occurring immediately prior to the announcement of the Qualifying Financing; or (b) if a Qualifying Financing has not been completed on or prior to 31 December 2022, a price which is equal to the simple average of the Daily VWAP for the ten (10) Nasdaq trading days ending on 31 December 2022 (or, if 31 December 2022 is not a Nasdaq trading day, the Nasdaq trading day immediately preceding 31 December 2022).”

2

2.1.2	the Warrant Instrument will be amended by including the following definitions (in alphabetical order) in clause 1.1 of the Warrant Instrument:

““”Daily VWAP” means, on any Nasdaq trading day, the per share volume-weighted average price of the Common Shares as displayed by Bloomberg in respect of the period from the scheduled open of trading until the scheduled closing of trading of the primary trading session on such day up to and including the final closing print (or, if such volume-weighted average price is unavailable, the market value of one Common Share on such day, determined using a volume-weighted average price method by a nationally recognised independent investment banking firm selected by the Company), in which case the Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.”

““Disqualified Equity Interests” has the meaning ascribed to it in the Loan Agreement.”

““Equity Interests” has the meaning ascribed to it in the Loan Agreement.”

““Qualifying Equity Interests” has the meaning ascribed to it in the Loan Agreement.”

““Qualifying Financing” has the meaning ascribed to it in the Loan Agreement.”

““Qualifying Financing Offer Price” means the offer price paid by investors per share of Qualifying Equity Interests pursuant to the Qualifying Financing.”

2.1.3	the Aggregate Subscription Price shown in the Warrant Certificates issued to the Warrantholders shall be read accordingly.

3.	MISCELLANEOUS

The provisions of clauses 11 (Notices), 12 (Invalidity), 13 (Assignment), 14 (Third Party), 15 (Government Law) and 16 (Enforcement) shall apply to this Deed mutatis mutandis.

This Deed is executed by each of the parties hereto as a deed and delivered on the date first stated above.

*****

[signature pages follow]

3

EXECUTED as a DEED by	)	/s/ D. LeBlanc
)
LUMIRADX LIMITED and signed on its behalf by	)
)
Dorian LeBlanc, CFO

in the presence of:		/s/ P. Lattanzi
Witness

Witness name:

Witness occupation:

Witness address:

[Signature Page to Deed of Amendment]

EXECUTED as a DEED by	)	/s/ Pedro Gonzalez de Cosio

)

BIOPHARMA CREDIT PLC,	)

)

By: Pharmakon Advisors, LP, its investment manager

By: Pharmakon Management I, LLC, its general partner and signed on its behalf by Pedro Gonzalez de Cosio in the presence of:

/s/ J. Caprio Witness

Witness name: Witness occupation: Witness address:

Signature page to the Deed of Amendment

EXECUTED as a DEED by	)	/s/ Pedro Gonzalez de Cosio

)

BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP,	)

By: BioPharma Credit Investments V GP LLC, its general partner	)

By: Pharmakon Advisors, LP, its investment manager and signed on its behalf by Pedro Gonzalez de Cosio in the presence of:

/s/ J. Caprio Witness

Witness name: Witness occupation: Witness address:

Signature page to the Deed of Amendment